Exhibit 99.1

NOTICE OF RATIFICATION

BY THE

BOARD OF DIRECTORS OF CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

(Pursuant to Section 204(g) of the Delaware General Corporation Law)

Notice is hereby given, pursuant to Section 204 (“Section 204”) of the Delaware General Corporation Law (the “DGCL”), that on December 20, 2024, the Board of Directors (the “Board”) of Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), adopted resolutions approving the ratification of certain potentially defective corporate acts, as described below (the “Ratification”).

The possible defects in corporate authorization described below were alleged by plaintiff Thomas C. Longman (“Plaintiff”) in a Verified Class Action Complaint (the “Complaint”) filed in the Court of Chancery of the State of Delaware (the “Court”) against the Company and the Board on July 31, 2024, captioned Longman v. Consolidated Communications Holdings, Inc., et al., C.A. No. 2024-0811-NAC (the “Action”). In the Action, Plaintiff alleged that the Agreement and Plan of Merger, dated October 15, 2023, by and among Condor Holdings LLC, a Delaware limited liability company, Condor Merger Sub Inc., a Delaware corporation, and the Company (the “Merger Agreement”) was not approved in accordance with 8 Del. C. § 251 under the reasoning of the Court of Chancery’s decision in Sjunde AP-Fonden v. Activision Blizzard, Inc. (“Activision”).

On October 14, 2023, the Board adopted resolutions approving and declaring advisable a proposed form of the Merger Agreement, which was then executed on October 15, 2023. On February 29, 2024, the Court issued the Activision opinion, in which the Court held that a board of directors must approve a merger agreement on final or essentially final terms under Section 251 of the DGCL and declined to dismiss a claim that a merger agreement was not approved by a board of directors in accordance with Section 251 of the DGCL on the basis that the form of merger agreement approved by the board of directors was not “essentially complete.”

Plaintiff has alleged in the Action that the Merger Agreement and related transactions were not effected in accordance with Section 251 of the DGCL pursuant to the Court’s reasoning in Activision. Specifically, the Action asserts that, although the Board approved and declared advisable a form of the Merger Agreement on October 14, 2023, the form of Merger Agreement approved by the Board failed to contain certain final terms and exhibits material to the Merger Agreement (including, among other matters, the consideration to be received by the Company’s stockholders, the parties to the Merger, the outside date for closing the transactions contemplated by the Merger Agreement and disclosure schedules).

Although the Board believes that the Merger Agreement was approved in accordance with Section 251 of the DGCL, in order to resolve the uncertainty created by the Complaint and to provide clarity to the market, the Board determined that it was advisable and in the best interests of the Company and its stockholders to ratify, and adopted resolutions approving the ratification pursuant to Section 204 of, the Board’s approval and declaration of the advisability on October 14, 2023 of the Merger Agreement, including all the information, agreements, schedules and instruments attached thereto or incorporated therein by reference, and the Company’s entry into the final Merger Agreement, and the execution thereof on October 15, 2023.

Any claim that the defective corporate acts identified in this notice and ratified by the Board pursuant to Section 204 is void or voidable due to the failure of authorization, or any claim that the Court should declare in its discretion that the Ratification not be effective or be effective only on certain conditions, must be brought within 120 days from the date of this notice, December 27, 2024.